UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 4, 2008 (February 29, 2008)
Cytokinetics, Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50633	94-3291317

(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

280 East Grand Avenue, South San
Francisco, California	94080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 624-3000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On February 29, 2008, the Compensation & Talent Committee of the Board of Directors (the “Committee”) of Cytokinetics, Incorporated (the “Company”) voted to approve the bonuses, stock option grants and salary increases for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) with respect to the performance of the Company and such officers for the fiscal year ended December 31, 2007. The bonus payments were based on the individual executive’s performance relative to specified goals, as well as the Company’s performance relative to specified corporate goals. In addition, the Committee used its discretion in determining the achievement against goals as it related to other factors. The salary increases for the Company’s named executive officers, which are effective as of March 1, 2008, were based on a review of each officer’s respective 2007 performance against both the Company’s and the individual’s goals, the role each executive will play in 2008, and competitive salary data provided by third-party executive compensation consultants. The 2007 bonuses and 2008 salaries approved by the Committee were as follows:
2007 Bonus and 2008 Salary Information for Named Executive Officers

		2007	2008 Base
Name	Title	Bonus	Salary
James H. Sabry	Executive Chairman	$100,050	$435,000	(1)

Robert I. Blum	President and Chief Executive Officer	$90,000	$440,000

David J. Morgans	Executive Vice President, Preclinical Research and Development	$58,800	$352,000	(2)

Sharon A. Surrey-Barbari	Senior Vice President, Finance and Chief Financial Officer	$56,363	$347,500

Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	$47,385	$360,000

(1)	As previously announced, effective April 1, 2008, Dr. Sabry will assume the role of Chairman of the Board of Directors. As such, he will no longer be classified as a salaried employee and will not be eligible for base salary compensation. The 2008 base salary reflected here will remain in effect until Dr. Sabry’s transition date.

(2)	On February 29, 2008, the Committee appointed David J. Morgans Executive Vice President, Preclinical Research and Development, effective March 1, 2008. Prior to the appointment, Dr. Morgans served as the Company’s Senior Vice President, Preclinical Research and Development.
At the February 29, 2008 meeting, the Committee established the prospective 2008 target bonus award percentages for the named executive officers. Under the Company’s Executive Bonus Plan, the target bonus for the President and Chief Executive Officer is 50% of his base salary, the target bonus for individuals at the Executive Vice President level is 40% of the individual’s base salary, and the target bonus for individuals at the Senior Vice President level is 30% of the individual’s base salary. The Committee did not establish a prospective 2008 target bonus for James Sabry since he is transitioning out of his role as an employee of the Company. The amount of the President and Chief Executive Officer’s 2008 target bonus to be paid will be based entirely on the Company’s achievement of corporate goals in 2008. The 2008 target bonuses to be paid to each individual at the Executive Vice President and Senior Vice President levels will be based 75% on the Company’s achievement of corporate goals in 2008, with the remaining 25% based on such individual’s achievement in 2008 of specific individual goals agreed upon by the President and Chief Executive Officer.
On February 29, 2008, the Committee also granted to the named executive officers stock options to purchase the Company’s common stock. All such stock options were granted under the Company’s 2004 Equity Incentive Plan. Options granted to the named executive officers had an exercise price of $3.37 per share, the closing price of the Company’s common stock on February 29, 2008, the date of grant. The options vest in equal monthly installments over a 48-month period, subject to continuous active service to the Company during such period. The stock option grants approved by the Committee were as follows:

		Stock Option
Name	Title	Grants
James H. Sabry	Executive Chairman	—

Robert I. Blum	President and Chief Executive Officer	200,000

David J. Morgans	Executive Vice President, Preclinical Research and Development	150,000

Sharon A. Surrey- Barbari	Senior Vice President, Finance and Chief Financial Officer	125,000

Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	125,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INC.
Dated: March 4, 2008	By:	/s/ Sharon Surrey-Barbari
		Name:	Sharon Surrey-Barbari
		Title:	Senior Vice President, Finance and Chief Financial Officer